Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP	787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

May 22, 2007

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

Re:	Offering of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Ventas, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of 23,400,000 shares of the Company’s common stock, par value $0.25 per share, and up to an additional 3,510,000 shares in connection with the underwriters’ overallotment option (collectively, the “Shares”), pursuant to that certain Underwriting Agreement, dated May 17, 2007, by and among the Company, Ventas Realty, Limited Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the several underwriters named therein (the “Underwriting Agreement”). The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (i) that certain Registration Statement on Form S-3 (File No. 333-133115), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2006, which Registration Statement became effective on April 7, 2006 (the “Registration Statement”), and (ii) a Prospectus Supplement, dated May 17, 2007 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.

We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Certificate of Incorporation of the Company, as amended, the Third Amended and Restated By-Laws of the Company, (iv) the Underwriting Agreement, and (v) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding the Company) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME     FRANKFURT    BRUSSELS

Ventas, Inc.

May 22, 2007

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation under the laws of the State of Delaware.

2. The Shares have been duly authorized for issuance and, when paid for by the underwriters and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware, which includes the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such provisions.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP